EXHIBIT 99.1
Leidos Posts Strong Fourth Quarter and Fiscal Year 2024 Results
▶Revenues: $4.4 billion for fourth quarter (up 10% year-over-year); $16.7 billion for the year (up 8% year-over-year)
▶Diluted Earnings per Share: $2.12 for fourth quarter (up 28% year-over-year); $9.22 for the year (up 540% year-over-year)
▶Non-GAAP Diluted Earnings per Share: $2.37 for fourth quarter (up 19% year-over-year); $10.21 for the year (up 40% year-over-year)
▶Cash Flows from Operations: $299 million for fourth quarter; $1.4 billion for the year
▶Backlog: $43.6 billion, up 18% year-over-year based on 2024 book-to-bill ratio of 1.4

RESTON, Va., February 11, 2025 – Leidos Holdings, Inc. (NYSE: LDOS) today reported financial results for the fourth quarter and fiscal year 2024, highlighted by double-digit earnings growth, accelerating revenue growth, and excellent business development results. In addition, Leidos established guidance for 2025 that forecasts continued growth in revenues, non-GAAP diluted earnings per share, and cash flows provided by operating activities.
"2024 was a fantastic year for Leidos, as we delivered robust results at or above the high end of our guidance range across all metrics," said Leidos Chief Executive Officer Tom Bell. "The fourth quarter was especially strong in revenue growth and business development, driven by our focus on the enduring, mission critical needs of our customers. In addition, our 2024 performance propelled us beyond the three-year targets established at our 2021 Investor Day."
"Our outlook for the future remains decidedly positive, as we have a clearly defined strategy and technology-enabled team that is poised to navigate this dynamic environment from a position of strength," Bell said.
SUMMARY OF OPERATING RESULTS

(in millions, except margin and per share data)	Three Months Ended		Year Ended
	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Revenues	$4,365	$3,980	$16,662	$15,438
Net income	$282	$230	$1,251	$208
Net income margin	6.5%	5.8%	7.5%	1.3%
Diluted earnings per share (EPS)	$2.12	$1.66	$9.22	$1.44
Non-GAAP Measures*:
Adjusted EBITDA	$508	$452	$2,153	$1,669
Adjusted EBITDA margin	11.6%	11.4%	12.9%	10.8%
Non-GAAP diluted EPS	$2.37	$1.99	$10.21	$7.30
*    Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants in our debt agreements. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.
Revenues were $4.37 billion for the quarter and $16.66 billion for the year, up 10% and 8% over the comparable 2023 periods, respectively. For the quarter and the year, revenues grew year-over-year due to strong demand across all customer segments, especially for managed health services.
For the quarter, net income was $282 million, or $2.12 per diluted share, up 23% and 28%, respectively, compared to the fourth quarter of fiscal year 2023. Net income margin was 6.5%, up 70 basis points year-over-year. Adjusted EBITDA was $508 million (11.6% margin), up 12% over the fourth quarter of 2023. Non-GAAP net income was $316 million, which generated non-GAAP diluted EPS of $2.37. Non-GAAP net income was up 14%, and non-GAAP diluted EPS was up 19% compared to the fourth quarter of fiscal year 2023.

1	Leidos Holdings, Inc. Exhibit 99.1

For the year, net income was $1,251 million, or $9.22 per diluted share. Net income and diluted EPS were up 501% and 540%, respectively, compared to fiscal year 2023. Net income margin for the year increased to 7.5% from 1.3% in fiscal year 2023, which included pre-tax impairment and restructuring charges associated with the Security Enterprise Solutions (SES) reporting unit. Adjusted EBITDA was $2.15 billion (12.9% margin), up 29% over fiscal year 2023. Non-GAAP net income was $1.39 billion, which generated non-GAAP diluted EPS of $10.21. Non-GAAP net income was up 36%, and non-GAAP diluted EPS was up 40% compared to fiscal year 2023.
The primary drivers of increased earnings for the quarter and the year were increased volumes on managed health services programs and improved program execution and cost control across the company.
CASH FLOW SUMMARY
In the fourth quarter, Leidos generated $299 million of net cash provided by operating activities and used $86 million in investing activities and $440 million in financing activities. Net cash provided by operating activities benefited from strong EBITDA performance, collections, and working capital management. Days Sales Outstanding (DSO) for the quarter was 59, unchanged from the from the third quarter of 2024.
Investing activities consisted exclusively of property, equipment and software payments, which resulted in quarterly free cash flow of $213 million. Financing activities were driven by $459 million returned to shareholders, including $406 million in share repurchases and $53 million as part of a regular quarterly cash dividend program.
For the year, net cash provided by operating activities was $1.39 billion and free cash flow was $1.24 billion. For the year Leidos used $142 million in investing activities and $1,084 million in financing activities. As of January 3, 2025, the Company had $943 million in cash and cash equivalents and $4.7 billion in debt.
On February 7, 2025, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.40 per share on March 28, 2025, to stockholders of record at the close of business on March 14, 2025.
NEW BUSINESS AWARDS
Net bookings totaled $7.6 billion in the fourth quarter and $23.4 billion for fiscal year 2024, representing book-to-bill ratios of 1.7 and 1.4, respectively. As a result, backlog at the end of fiscal year 2024 was $43.6 billion, of which $8.4 billion was funded. Included in the quarterly bookings were several notable awards:
▶Veterans Benefits Administration (VBA) Medical Disability Examinations (MDE) Regions 1-4 Follow-On. The VBA MDE Office awarded Leidos an indefinite delivery, indefinite quantity (IDIQ), firm-fixed price contract with a period of performance of one year and one optional year. Leidos QTC Health Services will continue to provide MDE to meet Department of Veterans Affairs (VA) and Department of Defense (DOD) requirements for separating and retired service members.
▶Indirect Fires Protection Capability (IFPC) Increment 2 Program. Leidos was awarded a five-year, $4.1 billion IDIQ contract by the U.S. Army’s Program Executive Office Missile and Space for the IFPC Increment 2 Program. The initial order under the contract includes 18 launchers for the Guam Defense Systems.
▶Transportation Security Administration (TSA) Integrated Logistics Support Follow-On. The TSA's Deployment and Security Division awarded Leidos a checkpoint sustainment contract to maintain 12,000 units of Transportation Security Equipment deployed at more than 430 airport locations in the U.S. and its territories. To support TSA's mission, Leidos maintains a dedicated system to support field service technicians, capture metrics, perform predictive analytics, and leverage the capabilities of Leidos Trusted Mission AI to support screening system availability. The contract has an eight-year period of performance with a maximum value of $2.6 billion.
▶F-16 Foreign Military Sales (FMS). The Air Force Life Cycle Management Center awarded Leidos a 10-year, single award IDIQ contract with a maximum value of $987 million to provide critical engineering and sustainment services for FMS customers of the U.S. Air Force's F-16 Fighting Falcon. Leidos will provide post-production support using technology designed to enhance the customer's repair and return process, improve engineering and technical support resolution, and help reduce diminishing manufacturing sources and material shortages. The F-16 has been procured by over 25 nations around the world, supporting a global fleet size of approximately 2,200 active aircraft.
▶Common Hypersonic Glide Body (C-HGB) and Thermal Protection System (TPS). Leidos was awarded a five-year, $670 million cost-plus-fixed-fee contract for the C-HGB and TPS.

Leidos Holdings, Inc. Exhibit 99.1	2

FORWARD GUIDANCE
Leidos is initiating fiscal year 2025 guidance as specified in the table below.

Measure	FY25 Guidance
Revenues (billions)	$16.9 - $17.3
Adjusted EBITDA Margin	Mid-High 12%
Non-GAAP Diluted EPS	$10.35 - $10.75
Cash Flows Provided by Operating Activities (billions)	Approximately $1.45
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income margin, diluted EPS or net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin, net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.

3	Leidos Holdings, Inc. Exhibit 99.1

CONFERENCE CALL INFORMATION
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on February 11, 2025. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com). An archived version of the webcast will be available on the Leidos Investor Relations website until February 11, 2026.
ABOUT LEIDOS
Leidos is an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 48,000 global employees, Leidos reported annual revenues of approximately $16.7 billion for the fiscal year ended January 3, 2025. For more information, visit www.leidos.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; deterioration of economic conditions or weakening in credit or capital markets; uncertainty in the consequences of current and future geopolitical events; inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices, including its organizational conflict of interest rules; changes in global trade policies, tariffs and other measures that could restrict international trade; increased preference by the U.S. government for minority-owned, small and small disadvantaged businesses; fluctuations in foreign currency exchange rates; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects an epidemic, pandemic or similar outbreak may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer, disposal and other processing, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K.

Leidos Holdings, Inc. Exhibit 99.1	4

Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.
These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 11, 2025. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Victor Melara
571.526.6124	703.431.4612
ir@leidos.com	victor.a.melara@leidos.com

5	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(in millions, except per share data)	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Revenues	$4,365	$3,980	$16,662	$15,438
Cost of revenues	3,672	3,385	13,864	13,194
Selling, general and administrative expenses	279	233	983	942
Acquisition, integration and restructuring costs	2	10	16	24
Goodwill impairment charges	—	(3)	—	596
Asset impairment charges	5	3	11	91
Equity earnings of non-consolidated subsidiaries	(14)	(9)	(39)	(30)
Operating income	421	361	1,827	621
Non-operating expense:
Interest expense, net	(47)	(49)	(193)	(212)
Other income (expense), net	1	(2)	5	(6)
Income before income taxes	375	310	1,639	403
Income tax expense	(93)	(80)	(388)	(195)
Net income	282	230	1,251	208
Less: net (loss) income attributable to non-controlling interest	(2)	1	(3)	9
Net income attributable to Leidos common stockholders	$284	$229	$1,254	$199
Earnings per share:
Basic	$2.14	$1.67	$9.36	$1.45
Diluted	2.12	1.66	9.22	1.44
Weighted average number of common shares outstanding:
Basic	133	137	134	137
Diluted	134	138	136	138
Cash dividends declared per share	$0.40	$0.38	$1.54	$1.46

Leidos Holdings, Inc. Exhibit 99.1	6

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)	January 3, 2025	December 29, 2023
Assets
Cash and cash equivalents	$943	$777
Receivables, net	2,645	2,429
Inventory, net	315	310
Other current assets	525	489
Total current assets	4,428	4,005
Property, plant and equipment, net	991	961
Intangible assets, net	517	667
Goodwill	6,084	6,112
Operating lease right-of-use assets, net	560	512
Other long-term assets	524	438
Total assets	$13,104	$12,695
Liabilities and Equity
Accounts payable and accrued liabilities	$2,225	$2,277
Accrued payroll and employee benefits	811	695
Current portion of long-term debt	618	18
Total current liabilities	3,654	2,990
Long-term debt, net of current portion	4,052	4,664
Operating lease liabilities	621	516
Other long-term liabilities	317	267
Total liabilities	8,644	8,437
Stockholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 131,163,899 and 135,766,419 shares issued and outstanding at January 3, 2025 and December 29, 2023, respectively	—	—
Additional paid-in capital	1,112	1,885
Retained earnings	3,410	2,364
Accumulated other comprehensive loss	(110)	(48)
Total Leidos stockholders’ equity	4,412	4,201
Non-controlling interest	48	57
Total stockholders’ equity	4,460	4,258
Total liabilities and stockholders’ equity	$13,104	$12,695

7	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
(in millions)	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Cash flows from operations:
Net income	$282	$230	$1,251	$208
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	79	83	290	331
Stock-based compensation	26	20	85	77
Goodwill impairment charges	—	(3)	—	596
Asset impairment charges	5	3	11	91
Deferred income taxes	(2)	83	(98)	(109)
Other	39	3	44	28
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	40	44	(220)	(65)
Other current assets and other long-term assets	(6)	(1)	96	140
Accounts payable and accrued liabilities and other long-term liabilities	(11)	9	(160)	31
Accrued payroll and employee benefits	(87)	(110)	121	(5)
Income taxes receivable/payable	(66)	(57)	(28)	(158)
Net cash provided by operating activities	299	304	1,392	1,165
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	—	—	(6)
Payments for property, equipment and software	(86)	(78)	(149)	(207)
Proceeds from disposition of businesses	—	2	—	2
Net proceeds from sale of assets	—	—	2	—
Other	—	—	5	—
Net cash used in investing activities	(86)	(76)	(142)	(211)
Cash flows from financing activities:
Proceeds from debt issuance	—	—	—	1,743
Repayments of borrowings	(4)	(4)	(18)	(2,045)
Payments for debt issuance and modification costs	—	—	—	(7)
Dividend payments	(53)	(51)	(208)	(201)
Repurchases of stock and other	(406)	(202)	(906)	(246)
Proceeds from issuances of stock	27	13	55	50
Net capital distributions to non-controlling interests	(3)	(1)	(6)	(9)
Other	(1)	—	(1)	—
Net cash used in provided by financing activities	(440)	(245)	(1,084)	(715)
Effect of foreign exchange rate changes on cash and cash equivalents	(15)	6	(10)	6
Net (decrease) increase in cash, cash equivalents and restricted cash	(242)	(11)	156	245
Cash, cash equivalents and restricted cash at beginning of period	1,326	939	928	683
Cash, cash equivalents and restricted cash at end of year	$1,084	$928	$1,084	$928

Leidos Holdings, Inc. Exhibit 99.1	8

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS

	Three Months Ended		Year Ended
(in millions)	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Revenues:
National Security & Digital	$1,894	$1,796	$7,365	$7,196
Health & Civil	1,328	1,141	5,015	4,238
Commercial & International	604	538	2,252	2,126
Defense Systems	539	505	2,030	1,878
Total	$4,365	$3,980	$16,662	$15,438
Operating income (loss):
National Security & Digital	$175	$185	$720	$672
Health & Civil	279	162	1,095	574
Commercial & International	40	39	104	(560)
Defense Systems	2	18	94	65
Corporate	(75)	(43)	(186)	(130)
Total	$421	$361	$1,827	$621
Operating income margin:
National Security & Digital	9.2%	10.3%	9.8%	9.3%
Health & Civil	21.0%	14.2%	21.8%	13.5%
Commercial & International	6.6%	7.2%	4.6%	(26.3)%
Defense Systems	0.4%	3.6%	4.6%	3.5%
Total	9.6%	9.1%	11.0%	4.0%
National Security & Digital
National Security & Digital revenues were $1.89 billion for the quarter and $7.37 billion for the year, up 5% and 2% over the comparable 2023 periods, respectively. Revenue growth in the quarter and the year was primarily from higher volumes on digital modernization programs as well as increased activity on the Sentinel contract.
National Security & Digital operating income margin for the quarter was 9.2%, compared to10.3% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 9.7%, compared to 11.0% in the prior year quarter. The decrease in segment profitability derives from immaterial changes across multiple fixed-price programs. National Security & Digital operating income margin for fiscal year 2024 was 9.8%, compared to 9.3% in the prior year. On a non-GAAP basis, operating margin for the year was 10.2%, compared to 10.0% in the prior year. The increase in segment profitability for the year was primarily attributable to improved program execution and increased volumes and efficiencies on certain fixed price programs.
Health & Civil
Health & Civil revenues were $1.33 billion for the quarter and $5.02 billion for the year, up 16% and 18% over the comparable 2023 periods, respectively. Health & Civil operating income margin for the quarter was 21.0%, compared to 14.2% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 21.6%, compared to 15.1% in the prior year quarter. Health & Civil operating income margin for fiscal year 2024 was 21.8%, compared to 13.5% in the prior year. On a non-GAAP basis, operating margin for the year was 22.5%, compared to 14.5% in the prior year. The increase in revenues and segment profitability for the quarter and the year was driven by increased volumes and case complexity within the managed health services business as well as net write-ups on certain programs.

9	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS [CONTINUED]
Commercial & International
Commercial & International revenues were $604 million for the quarter and $2.25 billion for the year, up 12% and 6% over the comparable 2023 periods. The primary drivers for revenue growth in the quarter and year were increased deliveries of security products and higher volumes within commercial energy, Australian IT and airborne solutions businesses.
Commercial & International operating income margin for the quarter was 6.6%, compared to 7.2% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 7.9%, compared to 8.7% in the prior year quarter. The decrease in segment profitability is attributable to product business mix within the security products business and increased investments in growth. Commercial & International operating income margin for fiscal year 2024 was 4.6%, compared to (26.3)% in the prior year, which included pre-tax impairment and restructuring charges associated with the Security Enterprise Solutions (SES) reporting unit. On a non-GAAP basis, operating margin for the year was 6.4% compared to 7.8% in the prior year. The decrease in segment profitability for the year is primarily driven by the impact of rebaselining certain contracts within the United Kingdom (UK) business that occurred in the second quarter of fiscal year 2024.
Defense Systems
Defense System revenues were $539 million for the quarter and $2.03 billion for the year, up 7% and 8% over the comparable 2023 periods, respectively. The increase in revenues for the quarter and year were primarily driven by increased scope and new business awards. Defense Systems operating income margin for the quarter was 0.4%, compared to 3.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 3.5%, down from 7.7% in the prior year quarter. Defense Systems operating income margin for fiscal year 2024 was 4.6%, compared to 3.5% in the prior year. On a non-GAAP basis, operating margin for the year was 7.9%, down from 8.3% in fiscal year 2023. The decrease in segment profitability for the quarter and year is driven by a $21M write-down of an asset within the airborne surveillance business.

Leidos Holdings, Inc. Exhibit 99.1	10

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of segment backlog as of the dates presented was as follows:

	January 3, 2025			December 29, 2023
(in millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
National Security & Digital	$2,881	$19,086	$21,967	$2,714	$15,113	$17,827
Health & Civil	1,456	10,568	12,024	2,334	9,044	11,378
Commercial & International	2,456	1,901	4,357	2,567	1,105	3,672
Defense Systems	1,616	3,590	5,206	1,181	2,904	4,085
Total	$8,409	$35,145	$43,554	$8,796	$28,166	$36,962

11	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenues, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues captures the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
▶Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance and retention costs and asset markdowns related to acquisitions and restructuring activities.
▶Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
▶Gain on sale of intangible assets – Represents the gain on sale of intellectual property not used in operations.
▶Asset impairment charges – Represents impairments of long-lived intangible assets, right-of-use assets, and other assets related to our facility rationalization effort.
▶Goodwill impairment charges – Represents impairments of goodwill due to changes in actual performance against performance projected when the goodwill was acquired.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Non-GAAP free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

Leidos Holdings, Inc. Exhibit 99.1	12

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended			Year Ended
	January 3, 2025	December 29, 2023	Percent Change	January 3, 2025	December 29, 2023	Percent Change
National Security & Digital
Revenues, as reported	$1,894	$1,796	5%	$7,365	$7,196	2%
Health & Civil
Revenues, as reported	$1,328	$1,141	16%	$5,015	$4,238	18%
Commercial & International
Revenues, as reported	$604	$538	12%	$2,252	$2,126	6%
Defense Systems
Revenues, as reported	$539	$505	7%	$2,030	$1,878	8%
Acquisition and divestiture revenues(1)	—	—	—%	—	7	(100)%
Organic revenues	$539	$505	7%	$2,030	$1,871	8%
Total Operations
Revenues, as reported	$4,365	$3,980	10%	$16,662	$15,438	8%
Acquisition and divestiture revenues(1)	—	—	—%	—	7	(100)%
Organic revenues	$4,365	$3,980	10%	$16,662	$15,431	8%
(1)Year ago acquisition and divestiture revenues reflect revenues from assets subsequently divested. For the twelve months ended December 29, 2023, Defense Systems segment acquisition and divestiture revenues include the divestiture of an immaterial asset that was completed on October 20, 2023.

13	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended January 3, 2025:

	Three Months Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$421	$2	$37	$5	$465
Non-operating expense, net	(46)	—	—	—	(46)
Income before income taxes	375	2	37	5	419
Income tax expense(1)	(93)	—	(9)	(1)	(103)
Net income	$282	$2	$28	$4	$316
Less: net loss attributable to non-controlling interest	(2)	—	—	—	(2)
Net income attributable to Leidos common stockholders	$284	$2	$28	$4	$318

Diluted EPS attributable to Leidos common stockholders(2)	$2.12	$0.01	$0.21	$0.03	$2.37
Diluted shares	134	134	134	134	134

	Three Months Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$282	$2	$28	$4	$316
Income tax expense(1)	93	—	9	1	103
Income before income taxes	375	2	37	5	419
Depreciation expense	42	—	—	—	42
Amortization of intangibles	37	—	(37)	—	—
Interest expense, net	47	—	—	—	47
EBITDA	$501	$2	$—	$5	$508
EBITDA margin	11.5%				11.6%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

Leidos Holdings, Inc. Exhibit 99.1	14

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended December 29, 2023:

	Three Months Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Operating income	$361	$10	$49	$3	$(3)	$420
Non-operating expense, net	(51)	—	—	—	—	(51)
Income before income taxes	310	10	49	3	(3)	369
Income tax expense(1)	(80)	(2)	(13)	(1)	3	(93)
Net income	$230	$8	$36	$2	$—	$276
Less: net income attributable to non-controlling interest	1	—	—	—	—	1
Net income attributable to Leidos common stockholders	$229	$8	$36	$2	$—	$275
Diluted EPS attributable to Leidos common stockholders(2)	$1.66	$0.06	$0.26	$0.01	$—	$1.99
Diluted shares	138	138	138	138	138	138

	Three Months Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Net income	$230	$8	$36	$2	$—	$276
Income tax expense(1)	80	2	13	1	(3)	93
Income before income taxes	310	10	49	3	(3)	369
Depreciation expense	34	—	—	—	—	34
Amortization of intangibles	49	—	(49)	—	—	—
Interest expense, net	49	—	—	—	—	49
EBITDA	$442	$10	$—	$3	$(3)	$452
EBITDA margin	11.1%					11.4%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

15	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended January 3, 2025:

	Year Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs(3)	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of intangible assets	Non-GAAP results
Operating income	$1,827	$22	$147	$11	$—	$2,007
Non-operating expense, net	(188)	—	—	—	(2)	(190)
Income before income taxes	1,639	22	147	11	(2)	1,817
Income tax expense(1)	(388)	(5)	(37)	(3)	1	(432)
Net income	1,251	17	110	8	(1)	1,385
Less: net loss attributable to non-controlling interest	(3)	—	—	—	—	(3)
Net income attributable to Leidos common stockholders	$1,254	$17	$110	$8	$(1)	$1,388

Diluted EPS attributable to Leidos common stockholders(2)	$9.22	$0.13	$0.81	$0.06	$(0.01)	$10.21
Diluted shares	136	136	136	136	136	136

	Year Ended January 3, 2025
	As reported	Acquisition, integration and restructuring costs(3)	Amortization of acquired intangibles	Asset impairment charges	Gain on sale of intangible assets	Non-GAAP results
Net income	$1,251	$17	$110	$8	$(1)	$1,385
Income tax expense(1)	388	5	37	3	(1)	432
Income before income taxes	1,639	22	147	11	(2)	1,817
Depreciation expense	143	—	—	—	—	143
Amortization of intangibles	147	—	(147)	—	—	—
Interest expense, net	193	—	—	—	—	193
EBITDA	$2,122	$22	$—	$11	$(2)	$2,153
EBITDA margin	12.7%					12.9%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
(3)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.

Leidos Holdings, Inc. Exhibit 99.1	16

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended December 29, 2023:

	Year Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs(3)	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Operating income	$621	$36	$202	$91	$596	$1,546
Non-operating expense, net	(218)	—	—	—	—	(218)
Income before income taxes	403	36	202	91	596	1,328
Income tax expense(1)	(195)	(9)	(51)	(31)	(26)	(312)
Net income	208	27	151	60	570	1,016
Less: net income attributable to non-controlling interest	9	—	—	—	—	9
Net income attributable to Leidos common stockholders	$199	$27	$151	$60	$570	$1,007

Diluted EPS attributable to Leidos common stockholders(2)	$1.44	$0.20	$1.09	$0.43	$4.13	$7.30
Diluted shares	138	138	138	138	138	138

	Year Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs(3)	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Net income	$208	$27	$151	$60	$570	$1,016
Income tax expense(1)	195	9	51	31	26	312
Income before income taxes	403	36	202	91	596	1,328
Depreciation expense	129	—	—	—	—	129
Amortization of intangibles	202	—	(202)	—	—	—
Interest expense, net	212	—	—	—	—	212
EBITDA	$946	$36	$—	$91	$596	$1,669
EBITDA margin	6.1%					10.8%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
(3)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.

17	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended January 3, 2025
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$175	$—	$6	$3	$184	9.7%
Health & Civil	279	—	6	2	287	21.6%
Commercial & International	40	—	8	—	48	7.9%
Defense Systems	2	—	17	—	19	3.5%
Corporate	(75)	2	—	—	(73)	NM
Total	$421	$2	$37	$5	$465	10.7%

	Three Months Ended December 29, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$185	$—	$12	$—	$—	$197	11.0%
Health & Civil	162	—	10	—	—	172	15.1%
Commercial & International	39	—	8	3	(3)	47	8.7%
Defense Systems	18	2	19	—	—	39	7.7%
Corporate	(43)	8	—	—	—	(35)	NM
Total	$361	$10	$49	$3	$(3)	$420	10.6%

	Year Ended January 3, 2025
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$720	$—	$23	$5	$748	10.2%
Health & Civil	1,095	—	27	4	1,126	22.5%
Commercial & International	104	9	30	2	145	6.4%
Defense Systems	94	—	67	—	161	7.9%
Corporate	(186)	13	—	—	(173)	NM
Total	$1,827	$22	$147	$11	$2,007	12.0%
NM - Not Meaningful

Leidos Holdings, Inc. Exhibit 99.1	18

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)

The following table present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income (continued):

	Year Ended December 29, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$672	$—	$47	$—	$—	$719	10.0%
Health & Civil	574	—	40	—	—	614	14.5%
Commercial & International	(560)	10	37	83	596	166	7.8%
Defense Systems	65	5	78	8	—	156	8.3%
Corporate	(130)	21	—	—	—	(109)	NM
Total	$621	$36	$202	$91	$596	$1,546	10.0%
NM - Not Meaningful

19	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended		Year Ended
(in millions, except conversion ratio)	January 3, 2025	December 29, 2023	January 3, 2025	December 29, 2023
Net cash provided by operating activities	$299	$304	$1,392	$1,165
Payments for property, equipment and software	(86)	(78)	(149)	(207)
Free cash flow	$213	$226	$1,243	$958

Net income attributable to Leidos common stockholders	$284	$229	$1,254	$199
Acquisition, integration and restructuring costs(1)(2)	2	8	17	27
Amortization of acquired intangibles(1)	28	36	110	151
Goodwill impairment charges(1)	—	—	—	570
Asset impairment charges(1)	4	2	8	60
Gain on sale of intangible assets(1)	—	—	(1)	—
Non-GAAP net income attributable to Leidos common stockholders	$318	$275	$1,388	$1,007

Operating cash flow conversion ratio	105%	133%	111%	585%
Free cash flow conversion ratio	67%	82%	90%	95%
(1)After-tax expenses excluded from non-GAAP net income.
(2)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.

Leidos Holdings, Inc. Exhibit 99.1	20